Exhibit 1

Ahold Delhaize gives update on progress store divestments Belgium

Zaandam, the Netherlands, March 13, 2017- Ahold Delhaize today announced its Belgian subsidiaries have reached agreements to divest five stores and one project in Belgium. The divestments are made to comply with the conditions the Belgian Competition Authority (BCA) attached to its approval of the merger of Ahold and Delhaize Group in 2016.

Lidl Belgium has agreed to buy three Albert Heijn stores and one project. Tanger has agreed to buy one Albert Heijn store and one Proxy Delhaize store.

The agreements are subject to customary closing conditions. Upon fulfillment of these conditions, the stores are expected to be transferred within the next three months. The current labor and working conditions of the associates will be respected in accordance with Belgian labor laws and regulations.

The BCA approved the merger of Ahold and Delhaize Group on March 15, 2016, conditional upon the divestment of eight Albert Heijn stores, five Delhaize affiliated stores and a limited number of projects in Belgium to address competition concerns raised by the regulator.

A full list of the store locations referred to in this press release is included as an annex.

Ahold Delhaize continues to work to complete the divestment process for the other stores that need to be divested in close cooperation with the BCA and potential buyers. Until all divestment requirements are met, Albert Heijn and Delhaize stores in Belgium will continue to operate under mandatory separation.

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Annex

	Buyer	Former Brand	City / Town	Store location
1	Lidl	Albert Heijn	Leuven	Engels Plein
2	Lidl	Albert Heijn	Oudenaarde	Gentstraat
3	Lidl	Albert Heijn	Turnhout	Steenweg op Gierle
4	Tanger	Proxy Delhaize	Antwerp	Lange Beeldekenstraat
5	Tanger	Albert Heijn	Antwerp	Sint-Bernardsesteenweg

For more information:

Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaize
YouTube: @AholdDelhaize
LinkedIn: @AholdDelhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of 21 strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 370,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

Cautionary notice

This communication includes forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Words such as to divest, subject to, upon fulfillment, expected to be, will be, conditional upon, continues to, until or other similar words or expressions are typically used to identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and that may cause actual results of Koninklijke Ahold Delhaize N.V. (the “Company”) to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risk factors set forth in the Company’s public filings with the U.S. Securities and Exchange Commission and other disclosures. Forward-looking statements reflect the current views of the Company’s management and assumptions based on information currently available to the Company’s management. Forward-looking statements speak only as of the date they are made, and the Company does not assume any obligation to update such statements, except as required by law.

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